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                                                                    EXHIBIT 99.2

                       PEOPLES EDUCATIONAL HOLDINGS, INC.

                                  NON-QUALIFIED
                             STOCK OPTION AGREEMENT

     THIS OPTION AGREEMENT is made as of the 1st day of September, 1999, between PEOPLES EDUCATIONAL HOLDINGS, INC., a Minnesota corporation (the "Company"), and Matti Prima, an employee of the Company or one or more of its subsidiaries (the "Optionee").

     WHEREAS, the Company desires to issue the Optionee this option to purchase shares of the Company's Common Stock.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

     1. Grant of Option. The Company hereby grants to the Optionee the right and Option (hereinafter called the "Option") to purchase from the Company all or any part of an aggregate amount of 37,500 shares of the Common Stock of the Company on the terms and conditions herein set forth.

     2. Purchase Price. The purchase price of the shares of the Common Stock covered by this Option shall be $3.00 per share.

     3. Term of Option. The term of the Option shall expire on September 1, 2009, subject to earlier termination as hereinafter provided.

     4. Exercise of Option.

(A) Subject to the provisions of paragraphs 6 and 7 hereof, the Option may currently be exercised as to 3,750 shares. The remainder of the option shares may be exercised during the term specified in Paragraph 3 as follows:

     (a) from and after September 1, 2000, the Option may be exercised as to an additional 6,750 shares;

     (b) from and after September 1, 2001, the Option may be exercised as to an additional 6,750 shares;

     (c) from and after September 1, 2002, the Option may be exercised as to an additional 6,750 shares;

     (d) from and after September 1, 2003, the Option may be exercised as to an additional 6,750 shares; and

     (e) from and after September 1, 2004, the Option may be exercised as to the remaining 6,750 shares.

(B) In lieu of the vesting schedule set forth in paragraph (A) of this Section 4, if there should be a Change in Control of the Company within two (2) years of the date hereof, the vesting schedule that shall apply to this Option shall be retroactively adjusted as follows: Subject to the provisions of paragraphs 6

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and 7 hereof, the Option may be exercised as to 3,750 shares as of the date hereof. The remainder of the option shares may be exercised during the term specified in Paragraph 3 as follows:

     (a) from and after September 1, 2000, the Option may be exercised as to an additional 22,500 shares; and

     (b) from and after September 1, 2001, the Option may be exercised as to the remaining 11,250 shares.

     For purposes of this paragraph (B), the term "Change in Control" shall mean a change in control which would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, including, without limitation, if:

     (I) After the date hereof, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Cherry Tree Investments, Inc. or any of its affiliates, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

     (II) During any period of two consecutive years (not including any period ending prior to the effective date of this Agreement), the Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors. The term "Incumbent Directors" shall mean those individuals who are members of the Board of Directors on the effective date of this Agreement and any individual who subsequently becomes a member of the Board of Directors (other than a director designated by a person who has entered into agreement with the Company to effect a transaction that would constitute a Change of Control) whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

     (III) (i) The Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least 80% by the Company, unless immediately after such transaction, the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly 51% or more of the combined voting power of resulting entity's outstanding voting securities as well as 51% or more of the Total Market Value of the resulting entity, or in the case of a division, 51% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 51% or more of the Total Market Value of each such entity, in each case in substantially the same proportion as such shareholders owned shares of the Company prior to such transaction; or (ii) the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the Total Market Value of the Company. "Total Market Value" shall mean the aggregate market value of the Company's or the resulting entity's outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company's or the resulting entity's other outstanding equity securities as measured by the exchange rate of the transaction or by such other method as the Board determines where there is not a readily ascertainable exchange rate.

Notwithstanding the foregoing, it shall not be deemed a Change of Control if Cherry Tree Investments, Inc. or any of its affiliates ceases to own at least 50% of the Company's voting power as a result of a sale of securities by the Company which sale does not otherwise qualify or meet the requirements of a Change of Control set forth above.

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     (C) Notwithstanding the foregoing, if, during the term of the Optionee's employment with the Company, the Company acquires all or part of an unaffiliated company or a division or a product line of an unaffiliated company through asset purchase, stock purchase, merger or otherwise, 1,875 shares subject to the Option and not theretofore vested shall vest immediately upon closing of such acquisition for each $1,000,000 in revenue acquired. For purposes of this paragraph (B), "revenue" shall mean the net revenues of the acquired company, or part thereof, as the case may be, during the 12 calendar months immediately preceding the closing of the acquisition by the Company, as determined in good faith by the Company's Board of directors or a committee thereof. The aggregate number of shares subject to the accelerated vesting under this paragraph shall be deducted from the shares scheduled to vest at the end of the vesting schedule, and the remainder of the shares shall continue to be subject to the vesting schedule set forth in paragraph (A) of this Section 4.

     5. Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way; shall not be assignable by operation of law; and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

     6. Termination of Employment. In the event the employment of the Optionee shall be terminated for any reason whatsoever (including retirement), the Option may be exercised (to the extent the Optionee shall have been entitled to do so at the date of his or her termination of employment) by the Optionee at any time within three (3) months after such termination of employment, but in no event later than the expiration of the term specified in paragraph 3. So long as the Optionee shall continue to be an employee of the Company or one or more of its subsidiaries, the Option shall not be affected by any change of duties or position. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the employ of the Company or of any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate the employment of the Optionee at any time.

     7. Death or Permanent Disability of Optionee. If the Optionee shall die while still employed by the Company or one or more of its subsidiaries, or shall become permanently and totally disabled while still employed by the Company or one or more of its subsidiaries, the Option may be exercised (to the extent that the Optionee shall have been entitled to do so at the date of his or her death or termination by reason of permanent and total disability) by the Optionee, his or her legal representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, at any time within nine
(9) months after the Optionee's death or termination by reason of permanent disability, but in no event later than the expiration of the term specified in paragraph 3 hereof.

     8. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Secretary of the Company at the principal office of the Company. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person so exercising the Option. Such notice shall be accompanied by payment of the full purchase price of such shares which payment shall be made in cash or by certified check or bank draft payable to the Company, by any other form of legal consideration deemed sufficient by the Company and consistent with the purpose of the Plan and applicable law, or, in the sole discretion of the Company, by delivery of shares of Common Stock of the Company with a fair market value equal to the purchase price or by a combination of cash and such shares, whose fair market value shall equal the purchase price. For purposes of this paragraph the "fair market value" of the Common Stock of the Company shall be established by the Board of Directors of the

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Company. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person so exercising the Option, or if the Optionee so elects, in the name of the Optionee or one other person as joint tenants, and shall be delivered as soon as practicable after the notice shall have been received. In the event the Option shall be exercised by any person other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

     9. Withholding Requirements. Upon exercise of the Option by the Optionee and prior to the delivery of shares purchased pursuant to such exercise, the Company shall have the right to require the Optionee to remit to the Company cash in an amount sufficient to satisfy applicable federal and state tax withholding requirements. The Company shall inform the Optionee as to whether it will require the Optionee to remit cash for withholding taxes in accordance with the preceding sentence within two (2) business days after receiving from the Optionee notice that such Optionee intends to exercise, or has exercised, all or a portion of the Option.

     10. General. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

     11. Investment Certificate. Prior to the receipt of the certificates pursuant to the exercise of the Option granted hereunder, the Optionee shall, if required in the Company's discretion, demonstrate an intent to hold the shares acquired by exercise of the Option for investment and not with a view to resale or distribution thereof to the public by delivering to the Company an investment certificate or letter in such form as the Company may require.

     12. Subsidiary. As used herein, the term "subsidiary" shall mean any current or future corporation which would be a "subsidiary corporation" of the Company, as that term is defined in Section 425 of the Internal Revenue Code of 1986, as amended.

     13. Status. Neither the Optionee nor the Optionee's executor, administrator, heirs, or legatees shall be or have any rights or privileges of a shareholder of the Company in respect of the shares transferable upon exercise of the Option granted hereunder, unless and until certificates representing such shares shall be endorsed, transferred, and delivered and the transferee has caused the Optionee's name to be entered as the shareholder of record on the books of the Company.

     14. Company Authority. The existence of the Option herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     15. Disputes. As a condition of the granting of the Option herein granted, the Optionee agrees, for the Optionee and the Optionee's personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Option Agreement shall be determined by the

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Board of Directors of the Company, in its sole discretion, and that any interpretation by the Board of the terms of this Option Agreement shall be final, binding and conclusive.

     16. Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by an officer thereunto duly authorized, and the Optionee has hereunto set his or her hand, all as of the day and year first above written.

                                        PEOPLES EDUCATIONAL HOLDINGS, INC.


                                        By /s/ James J. Peoples
                                           -------------------------------------
                                           Its Chief Executive Officer


                                        /s/ Matti Prima
                                        ----------------------------------------
                                        Matti Prima, Optionee